EXHIBIT 99

CAPITALSOUTH BANCORP ANNOUNCES EARNINGS PROJECTIONS

FOR FISCAL 2006 AND FISCAL 2007

JUNE 2, 2006 — CapitalSouth Bancorp (NASDAQ: CAPB) today announced its guidance for projected fully diluted earnings per share for fiscal 2006 and fiscal 2007. The Company anticipates core earnings for fiscal 2006, which excludes the impact of the sale of its investment in Consumer National Bank, to be at least $0.80 per share, and earnings for fiscal 2007 to be approximately $1.00 per share. W. Dan Puckett, President and Chief Executive Officer of the Company, commented, “CapitalSouth anticipates in fiscal 2006, as we’ve previously noted, some drag on our earnings as a result of our branch expansions and additional personnel expenses. We are expecting to begin seeing the fruits of this investment in 2007.”

The projections for fiscal 2006 exclude the impact of an extraordinary after-tax gain in connection with the merger of Consumer National Bank. The Company owns approximately 19.9% of the outstanding capital stock of Consumer National Bank, Jackson, Mississippi. On May 31, 2006, Consumer National Bank was merged with and into State Bank & Trust, Greenwood, Mississippi. In connection with the merger, the Company has recognized a gain of approximately $674,000 after tax for the sale of all of its capital stock in Consumer National Bank.

CapitalSouth Bancorp, through its bank subsidiaries CapitalSouth Bank and Capital Bank, provides a broad range of commercial banking services and products in the Birmingham, Huntsville and Montgomery, Alabama and Jacksonville, Florida markets. Additional information is available at www.capitalsouthbank.com.

This press release contains “forward-looking” statements as defined by the Private Securities Litigation Reform Act of 1995, which is based on CapitalSouth’s current expectations, estimates and projections about future events and financial trends affecting the financial condition of its business. These statements are not historical facts or guarantees of future performance, events, or results. Such statements involve potential risks and uncertainties and, accordingly, actual performance results may differ materially. CapitalSouth undertakes no obligation to publicly update or revise forward-looking statements, whether as a result of new, updated information, future events, or otherwise.

SOURCE: CapitalSouth Bancorp

Lisa Beck, 205-870-1939